Adamis Pharmaceuticals 8-K

Exhibit 99.1

Adamis Pharmaceuticals Regains Compliance with NASDAQ Minimum Bid Price Requirement

SAN DIEGO--(August 5, 2020)- Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) announced today that it has received a letter from the NASDAQ Listing Qualifications Staff (“Nasdaq”) notifying the company that as a result of the closing bid price of the company’s common stock having been at $1.00 per share or greater for at least ten consecutive business days, the company has regained compliance with Nasdaq’s minimum bid price requirement and the matter is now closed.

Last year Adamis was notified by Nasdaq that it was not in compliance with the minimum bid price rule because the closing bid price of the company’s common stock had closed below $1.00 per share for 30 consecutive business days, which is the minimum required closing bid price for continued listing on the Nasdaq Capital Market pursuant to Marketplace Rule 5550(a)(2). The company received additional communications from Nasdaq on April 14th and April 21st indicating that ultimately extended the deadline to regain compliance to December 21, 2020. From July 22, 2020 to August 4, 2020, the company’s closing bid price for ADMP has been at $1.00 per share or greater.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, respiratory and inflammatory disease. The company's SYMJEPI (epinephrine) Injection products are approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis. Adamis’ naloxone injection product candidate, ZIMHI, for the treatment of opioid overdose is currently under FDA review with a target action date of November 15, 2020. Adamis is developing additional products, including treatments for acute respiratory diseases, such as COVID-19, influenza, asthma and COPD. The company’s subsidiary, U.S. Compounding, Inc., compounds sterile prescription drugs, and certain nonsterile drugs for human and veterinary use by hospitals, clinics, and surgery centers throughout most of the United States.

Contact Adamis:

Mark Flather
Senior Director, Investor Relations

& Corporate Communications
(858) 412-7951

mflather@adamispharma.com